EXHIBIT 99.1

Company Contact Delaney Gembis Aware, Inc. 781-687-0300 marketing@aware.com	Investor Contact David Traverse Aware, Inc. 781-687-0300 IR@aware.com

Aware Reports Second Quarter Financial Results

BURLINGTON, MASS. – July 29, 2026 – Aware, Inc. (NASDAQ: AWRE), a global leader in biometric orchestration, today reported financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Operational Highlights

•
Welcomed ROC and Mitek as integrated technology partners to the Awareness Platform, expanding matching, identity verification and liveness capabilities available through the platform.
•
Advanced the Awareness Platform’s Intelligent Liveness capabilities that are designed to strengthen protection against deepfake, injection, presentation, virtual camera, device emulator and replay attacks while preserving a passive user experience.
•
Announced Intelligent Matching advancements designed to deliver approximately 10 times lower False Non-Match Rate compared to previous generations, along with scalable architecture intended to enable sub-second 1:N matching across large biometric datasets.

Management Commentary

“Revenue came in at $3.3 million, reflecting continued softness in our standalone product offerings as we invest to bring the Awareness Platform to market and explore newly funded federal government opportunities” said Ajay Amlani, CEO and President of Aware. “We remain confident in the opportunities we are investing in and pursuing for the coming quarters.”

“The rapid advancement of AI is reinforcing the importance of the market we serve. As deepfakes, synthetic identities, injection attacks and other AI-enabled threats become more sophisticated, identity is becoming critical infrastructure for government and enterprise organizations. That is why we are focused on the Awareness Platform, which brings biometric orchestration, decisioning, liveness detection, matching and partner technologies together in one unified environment.”

“This quarter, we made significant innovations to the Awareness Platform to help organizations make smarter identity decisions in real time. Many government and commercial organizations are managing increasingly complex biometric environments across multiple systems, vendors, data sources and decisioning workflows. The Awareness Platform is designed to address that challenge by helping customers configure workflows, orchestrate multiple biometric and identity verification providers, evaluate vendor performance and normalize outputs for more consistent decisioning.”

Amlani continued, “We were also pleased to welcome ROC and Mitek as integrated technology partners to the Awareness Platform. These partnerships strengthen the platform and reinforce one of the core principles behind our strategy: the future of identity is not only about better individual algorithms, it is also about better orchestration.”

“We saw increased business development activity within Aware’s public sector business following the normalization of Department of Homeland Security operations after recent funding disruptions,” Amlani added. “We want to recognize the dedication of DHS employees and the important work they continue to do in support of national security through challenging operating environments. Since activity has normalized, we have seen an increase in RFIs, procurement activity and program momentum in areas where biometric solutions are highly relevant. We also believe Aware’s U.S. base and long history supporting mission-critical biometric programs provide an important differentiator as federal agencies continue to prioritize trusted, domestically based technology partners aligned with broader Buy American objectives.”

“Looking ahead, we expect the second half of the year to follow our typical seasonal pattern, with revenue increasing compared to the first half. We also expect expenses to be lower as the cost-reduction actions we discussed last quarter become more visible in our results. Our priorities remain clear: execute against near-term opportunities, maintain expense discipline, support our customers and continue advancing the Awareness Platform.”

Second Quarter 2026 Financial Results

Revenue for the quarter was $3.3 million, compared to $3.9 million in the prior-year period. The decrease reflects lower perpetual software license revenue.

Operating expenses for the quarter were $6.0 million, compared to $5.9 million in the prior-year period. The higher expenses include costs related to hires made in 2025, partially offset by spending reductions made in the first half of 2026.

Net loss for the quarter was $2.6 million, or $0.12 per diluted share, compared to net loss of $1.8 million, or $0.08 per diluted share, in the prior-year period.

Adjusted EBITDA loss was $2.3 million, compared to adjusted EBITDA loss of $1.4 million in the prior-year period.

Six Month 2026 Financial Results

Revenue for the six months ended June 30, 2026 was $6.6 million, compared to $7.5 million in the prior-year period. The decrease reflects lower perpetual software license revenue.

Operating expenses for the six months ended June 30, 2026 were $13.0 million, compared to $11.3 million in the prior-year period. The higher expenses include one-time severance costs of $0.7 million and higher compensation costs related to hires made in 2025, which were partially offset by spending reductions made in the first half of 2026.

Net loss for the six months ended June 30, 2026 was $6.0 million, or $0.28 per diluted share, compared to net loss of $3.4 million, or $0.16 per diluted share, in the prior-year period.

Adjusted EBITDA loss for the six months ended June 30, 2026 was $5.5 million, compared to adjusted EBITDA loss of $3.0 million in the prior-year period.

Webcast

Aware management will host a webcast today, July 29, 2026, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Wednesday, July 29, 2026

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware

Aware, Inc. (NASDAQ: AWRE) is a proven global leader in biometric orchestration and identity solutions. Its Awareness Platform transforms biometric data into actionable intelligence, empowering organizations to verify identities and prevent fraud with speed, accuracy, and confidence. Designed for mission-critical enterprise environments, the platform delivers intelligent, scalable architecture, real-time insights, and reliable security—ensuring precise identification when every millisecond matters. Aware is headquartered in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) the changes we are implementing in our business to drive growth in our business may not be successful on the timeline we expect, or at all; ii) our operating results may fluctuate significantly and are difficult to predict; iii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iv) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; v) we derive a significant portion of our revenue from third party channel partners; vi) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vii) we face intense competition from other biometrics solution providers; viii) our business is subject to rapid technological change; ix) our software products may have errors, defects or bugs which could harm our business; x) our business may be adversely affected by our use of open source software; xi) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xii) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xiii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiv) our intellectual property is subject to limited protection; xv) we may be sued by third parties for alleged infringement of their proprietary rights; xvi) we must attract and retain key personnel; xvii) our business may be affected by government regulations, government cost cutting initiatives and adverse economic conditions; and xviii) we may make acquisitions that could adversely affect our results, and xix) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2025 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Software licenses	$954	$1,420	$1,985	$2,736
Software maintenance	1,998	2,148	4,066	4,252
Services and other	302	327	590	513
Total revenue	3,254	3,895	6,641	7,501

Costs and expenses:
Cost of revenue	520	267	855	434
Research and development	2,533	1,960	5,755	3,881
Selling and marketing	1,385	1,964	3,210	3,627
General and administrative	1,555	1,665	3,211	3,371
Total costs and expenses	5,993	5,856	13,031	11,313
Operating loss	(2,739)	(1,961)	(6,390)	(3,812)
Interest income	175	218	376	479
Loss before provision for income taxes	(2,564)	(1,743)	(6,014)	(3,333)
Provision for income taxes	1	26	9	34
Net loss	$(2,565)	$(1,769)	$(6,023)	$(3,367)
Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain on available-for-sale securities	(46)	3	(108)	47
Comprehensive loss	$(2,611)	$(1,766)	$(6,131)	$(3,320)
Net loss per share – basic	$(0.12)	$(0.08)	$(0.28)	$(0.16)
Net loss per share – diluted	$(0.12)	$(0.08)	$(0.28)	$(0.16)
Weighted-average shares – basic	21,655	21,347	21,624	21,296
Weighted-average shares – diluted	21,655	21,347	21,624	21,296

Prior-period amounts have been reclassified to conform to the current period presentation.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$2,859	$7,269
Marketable securities	13,979	15,026
Accounts and unbilled receivables, net	3,139	4,358
Property and equipment, net	376	477
Goodwill and intangible assets, net	4,511	4,689
Right of use assets	3,469	3,642
All other assets, net	1,271	1,734

Total assets	$29,604	$37,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,510	$1,975
Deferred revenue	3,640	5,115
Operating lease liability	3,811	3,968
Total stockholders’ equity	20,643	26,137

Total liabilities and stockholders’ equity	$29,604	$37,195

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on a term arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of the effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss, the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three and six months ended June 30, 2026 and 2025 and our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three and six months ended June 30, 2026 and 2025.

AWARE, INC.

Reconciliation of GAAP Net loss to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Net loss	$(2,565)	$(1,769)	$(6,023)	$(3,367)
Depreciation and amortization	139	143	279	287
Stock based compensation	320	382	590	562
Interest income	(175)	(219)	(376)	(479)
Provision for income taxes	1	26	9	34
Adjusted EBITDA loss	$(2,280)	$(1,437)	$(5,521)	$(2,963)

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Recurring revenue:
Software subscriptions	$605	$549	1,273	1,080
Software maintenance	1,997	2,148	4,065	4,252
Services and other	129	50	277	98
Total recurring revenue	2,731	2,747	5,615	5,430

Non-recurring revenue:
Software licenses	349	871	711	1,656
Services and other	174	277	315	415
Total non-recurring revenue	523	1,148	1,026	2,071
Total revenue	$3,254	$3,895	$6,641	$7,501

Prior-period amounts have been reclassified to conform to the current period presentation.

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Aware is a registered trademark of Aware, Inc.